Non-binding convenience translation

Exhibit 1.1

A r t i c l e s o f A s s o c i a t i o n

of Evotec SE

I.

General Provisions

§ 1

Company and Registered Office

(1)The name of the Company shall be:

Evotec SE.

(2)The registered office of the Company shall be in Hamburg.

§ 2

Object of the Company

(1)

The object of the Company shall be research activities in the field of biologically functional synthetic, semi-synthetic, and natural active agents with chemical and molecular biological processes including their link with other areas of activity, in particular also the information-technology, the development, the manufacture and the sales and distribution of bio-technological, chemical, pharmaceutical and diagnostic products and processes, software and technical equipment, including the granting of licences, the development of evolutionary processes of optimisation as well as the provision of services connected with this.

(2)

The Company may enter into all transactions suitable for directly or indirectly promoting the Company’s purpose. In particular, the Company may establish, take over, represent or acquire participations in other companies of the same or similar category. The Company may pursue its object in whole or in part through subsidiaries and associated companies.

§ 3

Duration and Fiscal Year

(1)	The Company is founded for an indefinite period of time.

(2)	The fiscal year shall be the calendar year.

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§ 4

Public Announcements

(1)	The public announcements of the Company shall be published in the Federal Gazette (“Bundesanzeiger”).

(2)	Information to the holders of securities of the Company, which are admitted to trading may, with their approval, also be provided to them via remote data transmission.

II.

Share Capital and Shares

§ 5

Share Capital and Shares

(1)	The share capital of the Company amounts to € 176,608,195.00.

(2)	The share capital is divided into 176,608,195 no-par value bearer shares.

(3)	In case of capital increase, the level of profit participation of the new shares may be determined in deviation from section 60 of the German Stock Corporation Act.

(4)

The shares are made out to the bearer. The form of the shares and the dividend and renewal coupons shall be determined by the Management Board with the approval of the Supervisory Board. Global certificates may be issued. Shareholders are not entitled to claim individual share certificates or to claim the issuance of dividend and renewal coupons where this is permitted by law and unless certification is necessary according to the rules of a stock exchange on which the shares are listed for trade.

(5)

The Management Board is authorised to increase the share capital of the Company by up to € 21,417,436.00 by 15 June 2026, with the consent of the Supervisory Board, by issuing at one time or multiple times up to a total of 21,417,436 new ordinary bearer shares without par value (no-par value shares) (Authorised Capital 2021). The shareholders are generally entitled to a subscription right. The new shares can also be taken over by one or several credit institutions subject to the obligation that the shares will be offered to shareholders for purchase.

The Management Board, with the consent of the Supervisory Board, is authorised to exclude the subscription right of shareholders one time, or several times:

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a)	to the extent required, in order to exclude possible fractional amounts from the subscription right of shareholders;

b)

to the extent required, in order to grant holders of options or conversion rights and/or obligations resulting from options or convertible bonds a subscription right for new shares at a level to which they would be entitled as a shareholder after exercising the option and/or conversion right or meeting the conversion obligation;

c)

to the extent that the new shares are issued in return for cash contributions and the proportional share of the share capital attributable to the shares to be newly issued does not in the aggregate exceed the amount of a total of € 16,457,468 or, should this amount be lower, of a total of 10% of the share capital existing at the time of effectiveness and at the time of the first exercise of this authorisation for the exclusion of the subscription right (the “Maximum Amount”), and the issue price of the new shares is not significantly below the market price of the existing listed shares of the Company at the time of the final determination of the issue price;

d)	in the event of a capital increase against cash contributions, insofar as the new shares are placed on a foreign stock exchange in the course of a stock exchange listing;

e)	to the extent the new shares are issued in return for contributions in kind, in particular in the form of companies, parts of companies, shareholdings in companies, licences or receivables.

The aforementioned authorisations to exclude subscription rights for capital increases in cash or in kind are limited in aggregate to an amount not exceeding 20% of share capital, either at the time this authorisation takes effect or at the time it is first exercised. Also counted towards the 20% limit are treasury shares sold with the exclusion of subscription rights during the period of this authorisation until new shares without subscription rights are issued, and those shares that are issued or will be issued for the purpose of servicing financial instruments with conversion and/or option rights and/or conversion and/or option obligations, insofar as the financial instruments are issued with the exclusion of subscription rights during the period of this authorisation until new shares without subscription rights are issued. If and to the extent that the Annual General Meeting, after the exercise of an authorisation to exclude subscription rights which was counted towards the 20% limit referred to above, renews such authorisation to exclude subscription rights, such exercise is no longer counted.

Counted towards the Maximum Amount defined in c) above is the share capital attributable to shares that are issued or will be issued for the purpose of servicing convertible and/or warrant-linked bonds that will be issued

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after 14 June 2017 in analogous application of section 186 para 3 sentence 4 AktG with the exclusion of subscription rights, or which will be sold after 14 June 2017 in analogous application of section 186 para 3 sentence 4 AktG.

An exercise is no longer counted to the extent that authorisations to issue convertible and/or warrant-linked bonds according to section 221 para 4 sentence 2, section 186 para 3 sentence 4 AktG, or for the sale of treasury shares according to section 71 para 1 no. 8, section 186 para 3 sentence 4 AktG, after an exercise of such authorisations which was counted, are renewed by the Annual General Meeting.

The Management Board is authorised, with the consent of the Supervisory Board, to determine the further details of the increase in capital and the conditions of the issuance of shares. The Supervisory Board is authorised to amend § 5 of the Articles of Association after the complete or partial implementation of the increase in share capital in accordance with the respective use of the authorised capital, and after the elapse of the period of time for which authorisation was granted.

(6)

The share capital of the company is increased by up to € 1,200,000.00 through the issue of up to 1,200,000 new bearer shares of the company with no nominal value (no-par-value shares). The contingent capital serves to fulfil subscription rights that were issued and exercised based on the authorisation decided by the General Meeting on 16 June 2020 under agenda item 6 a). The contingent capital increase will only take place to the extent that holders of subscription rights actually make use of their right to subscribe to company shares. The issue of shares takes place at the exercise price determined according to agenda item 6 a) sub-paragraph 8 of the General Meeting resolution of 16 June 2020 as the issue amount; Section 9, para. 1 AktG remains unaffected. The new shares are entitled to dividends for the first time for the financial year for which, at the time of their issue, no General Meeting resolution as to the appropriation of the net income has taken place. The management board of the company, or insofar as the members of the management affected, the Supervisory Board is authorised to determine further details of the contingent capital increase and its implementation. The Supervisory Board is further authorised to alter section 5 of the Articles of Association in line with the respective implementation of the capital increase, as well as after expiry of the authorisation or after expiry of the deadline set for exercising the option rights.

(7)	(omitted)

(8)	(omitted)

(9)	(omitted)

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(10)

The Company’s share capital is conditionally increased by up to € 29,959,289.00 through the issue of up to 29,959,289 new common bearer shares without nominal value (no-par value shares) with a proportionate amount of € 1.00 of the share capital attributable to each no-par value share. The contingent capital increase serves to issue no-par value bearer shares to the owners or creditors of convertible bonds and/or warrant-linked bonds, participation rights and/or income bonds (or a combination of such instruments) that are issued by Evotec SE or its directly or indirectly associated companies against cash contribution on the basis of the authorisation resolved by the Annual General Meeting on 19 June 2019 under agenda item 7, and grant a conversion or option right to new no-par value shares of the Company or designate a conversion obligation.

The new no-par value bearer shares from the contingent capital may only be issued at a conversion or option price that corresponds to the requirements in the authorisation resolved by the Annual General Meeting on 19 June 2019 under agenda item 7.

The contingent capital increase shall only be carried out to the extent that option or conversion rights are utilised, or the owners or creditors obligated to convert carry out their duty of conversion, and to the extent that no treasury shares or new shares from an exploitation of authorised capital are utilised for servicing. The new no-par value bearer shares shall participate in profit from the start of the fiscal year in which they are issued through the exercise of option or conversion rights or the performance of conversion obligations. The Management Board is authorised to define the further details of the contingent capital increase and its implementation.

The Supervisory Board is authorised to adjust § 5 of the Articles of Association in accordance with the respective issue of the new no-par value bearer shares and to carry out all other related adjustments of the Articles of Association that concern only the form. This also applies analogously if the authority to issue option or conversion obligations is not exercised by the expiry of the authorisation period, or if the contingent capital is not exploited by the expiry of the deadlines for exercising option and conversion rights or for fulfilling conversion or option obligations.

(11)

The share capital of the Company is conditionally increased by up to € 378,224.00 through the issue of up to 378,224 new ordinary bearer shares of the Company without par value (no-par value shares). The conditional capital serves the fulfilment of subscription rights that have been issued based on the authorisation resolved by the Annual General Meeting on 9 June 2015 under agenda item 6, letter a) and have been exercised. The conditional capital increase only occurs to the extent that holders of subscription rights make use of their subscription rights for the purchase of shares of the Company. The issue of shares occurs at the

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exercise price determined pursuant to agenda item 6, letter a), subparagraph 8 of the Annual General Meeting resolution of 09 June 2015 as issue price; section 9 para 1 AktG remains unaffected. The new shares are entitled to dividends for the first time for the fiscal year for which, at the time of their issue, no resolution of the Annual General Meeting for the appropriation of the distributable profit (Bilanzgewinn) has been adopted yet. The Supervisory Board is authorised to determine further details of the conditional capital increase and its implementation. The Supervisory Board is further authorised to amend § 5 of the Articles of Association in line with the respective implementation of the capital increase, as well as after expiry of the authorisation or after expiry of the deadline set for exercising the option rights.

(12)

The share capital of the Company is conditionally increased by up to € 5,539,810.00 through the issue of up to 5,539,810 new ordinary bearer shares of the Company without par value (no-par value shares). The conditional capital serves to fulfil subscription rights that have been issued based on the authorisation resolved by the Annual General Meeting on 14 June 2017 under agenda item 8 letter a) and have been exercised. The conditional capital increase only occurs to the extent that holders of subscription rights make use of their subscription rights for the purchase of shares of the Company. The issue of shares takes place at the exercise price determined according to agenda item 8 a) subparagraph (8) of the Annual General Meeting resolution of 14 June 2017 as the issue price; section 9 para 1 AktG remains unaffected. The new shares are entitled to dividends for the first time for the fiscal year for which, at the time of their issue, no resolution of the Annual General Meeting for the appropriation of the distributable profit (Bilanzgewinn) has been adopted yet. The Supervisory Board is authorised to determine further details of the conditional capital increase and its implementation. The Supervisory Board is further authorised to amend § 5 of the Articles of Association in line with the respective implementation of the capital increase, as well as after expiry of the authorisation or after expiry of the deadline set for exercising the option rights.

III.

Corporate bodies at the Company

§ 6

Two-tier board system

(1)	The Company shall have a two-tier management and supervisory board system, consisting of a management organ (Management Board) and a supervisory organ (Supervisory Board).

(2)	The Company shall have the following corporate bodies:

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a)	The Management Board (management organ)

b)The Supervisory Board (supervisory organ)

c)The Annual General Meeting.

IV.

Management Board

§ 7

Composition

(1)

The Management Board shall comprise one person or several persons. The Supervisory Board determines the number of Management Board members. The appointment of deputy Management Board members is possible.

(2)	The appointment of ordinary and deputy members to the Management Board shall be for a period of up to five years.

(3)	The Supervisory Board may appoint a member of the Management Board as Chairman of the Management Board as well as further members of the Management Board as Deputy Chairmen.

(4)

The resolutions of the Management Board shall be passed by simple majority if not otherwise stipulated by law or the rules of procedure of the Management Board. Should a Chairman of the Management Board be appointed, his vote shall be decisive in the event of a parity of votes.

(5)	The Management Board shall determine its own rules of procedure if the Supervisory Board does not decree rules of procedure for the Management Board.

§ 8

Representation and Management

(1)

If only one member of the Management Board is appointed, he shall represent the Company alone. If several Management Board members are appointed, the Company shall be legally represented by two members of the Management Board or by one member of the Management Board acting jointly with a together with a holder of general commercial power of attorney (Prokurist).

(2)	The Supervisory Board may grant Management Board members the right to solely represent the Company. It may also grant Management Board

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members the right of representing the Company also in such legal transactions as may be undertaken with or against such members of the Management Board in their capacity as representatives of a third party. Section 112 AktG shall remain unaffected.

(3)	The following types of transactions may only be engaged in with the approval of the Supervisory Board:

a)

Acquisition, disposal or liquidation of business entities, interests in business entities or parts of business entities, provided the value involved in an individual case (including liabilities taken on) exceeds a value to be specified by the Supervisory Board in the rules of procedure for the Management Board;

b)	Entering into intercompany agreements as defined under section 291 and section 292 AktG;

c)

Expanding into new business segments or changing or discontinuing existing business segments where the measure involved is of material importance for the Group; the Supervisory Board shall specify the criteria for what constitutes ‘material importance’ in the rules of procedure for the Management Board.

(4)

The Supervisory Board may stipulate in the rules of procedure for the Management Board that further specific types of transactions may only be undertaken with its approval. In addition, the Supervisory Board may also decide to make other specific types of transactions subject to its approval at any time.

V.

Supervisory Board

§ 9

Composition and Term of Office

(1)	The Supervisory Board of the Company consists of 6 members.

(2)

If not otherwise specified in the resolution of the Annual General Meeting, members of the Supervisory Board shall be appointed for a period lasting until the end of the Annual General Meeting, which decides on the ratification of the acts of the Supervisory Board for the fourth fiscal year after the start of the term of office. The fiscal year in which the term of office begins is not counted. The Supervisory Board may be re-elected.

(3)	For all members of the Supervisory Board, one or more substitute members may be appointed by the Annual General Meeting who shall become members of the Supervisory Board in the order of their

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appointment as soon as a member of the Supervisory Board quits his position in the Supervisory Board before the expiration of his term of office. This shall not apply if the Annual General Meeting elects a successor prior to the departure of the member of the Supervisory Board. The substitute member shall assume the position of the departing member for the duration of the remaining term, however, for a maximum period lasting until the end of the Annual General Meeting in which a new election is held for the departing member.

(4)

If a member of the Supervisory Board is elected to replace a member departing before the expiry of the latter member’s term of office, the relevant term of office of the replacement member shall last for the remaining term of office of the departing member.

(5)

Every member of the Supervisory Board and every substitute member may resign from his position with a four-week notice period and without having to state specific reasons for doing so, through written declaration addressed to the Chairman of the Supervisory Board or – in the event that the Chairman of the Supervisory Board is himself resigning – to his deputy. If for good cause, the resignation may take effect immediately.

§ 10

Chairman, Vice Chairman

(1)

Immediately after the Annual General Meeting that newly elected all shareholder members of the Supervisory Board, the Supervisory Board shall elect a Chairman and one or more deputies amongst its members in a meeting to be held without any special invitation. For the election of the Chairman, the oldest member of the Supervisory Board in terms of age shall have the chair. If the Chairman or the Vice Chairman resigns from office before expiration of his term of office, the Supervisory Board shall hold a new election to replace the resigning Chairman or Vice Chairman.

(2)

Declarations of the Supervisory Board and its committees shall be made by the Chairman or the Vice Chairman on behalf of the Supervisory Board. The Chairman the Vice Chairman shall also have the right to receive specific declarations on behalf of the Supervisory Board.

§ 11

Internal Order and Adoption of Resolutions

(1)

The Chairman or the Vice Chairman in case of the incapacitation of the Chairman shall convene the meetings of the Supervisory Board by giving two weeks’ notice stating the place and time of the meeting. The notice shall be sent in writing, by telephone, telegraphically, fax or through other

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means of electronic communication to the address last disclosed in writing to the Management Board. The agenda shall be disclosed along with the notice. The individual items of the agenda shall be precisely specified in such a way that absentees are able to utilise their right of commenting in writing. The Chairman may shorten the notice period to up to three days in urgent cases if it is proven that the notice has been received by all members of the Supervisory Board.

(2)

The resolutions of the Supervisory Board shall be usually adopted in meetings. However, meetings and the adoption of resolutions are also permitted in writing, by telephone, telegraphically, by fax or through other means of electronic communication, if so determined by the Chairman of the Supervisory in individual cases. Combined resolutions, whereby a portion of the votes are submitted orally or by means of electronic communication, are also permitted.

(3)

The Supervisory Board shall be deemed to constitute a quorum if at least half of its members, as statutorily required, participate in the adoption of a resolution in person or in writing or by voting through other permissible means. Any member who abstains from voting on the resolution is deemed to have participated.

(4)

Resolutions of the Supervisory Board shall be adopted with a simple majority of the votes cast. In case of a parity of votes, the vote of the Chairman in the relevant meeting shall be decisive – also in elections.

(5)

Statements and declarations made and received by the Supervisory Board in order to implement the resolutions it has passed, and other Supervisory Board documents, notices and measures shall be submitted by the Chairman, or if he is physically or legally prevented from doing so, by his deputy.

(6)	A written record of the meetings and resolutions of the Supervisory Board and its committees shall be prepared and signed by the Chairman of the meeting.

(7)	The Supervisory Board may, within the scope of compelling legal regulations as well as provisions of these Articles of Association, issue its own rules of procedure.

§ 12

Committees of the Supervisory Board

The Supervisory Board shall have the right to form committees amongst its members and delegate individual parts of its duties and responsibilities to such committees for independent execution within the scope of legal provisions.

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§ 13

Compensation

(1)

In addition to reimbursing their out-of-pocket-expenses and any VAT payable in connection with their compensation and expenses for each fiscal year, the members of the Supervisory Board get paid a fixed compensation in accordance with the following provisions starting with the 2019 fiscal year.

(2)

The fixed annual compensation payable upon expiration of the given fiscal year shall be € 50,000.00 per Supervisory Board member. The Chairman of the Supervisory Board shall be paid € 125,000.00 and the Vice Chairman shall be paid € 60,000.00.

(3)

Supervisory Board members serving on its committees shall be paid € 10,000.00 per committee membership in addition to the fixed compensation according to paragraph (1); the Chairman of a committee shall be paid € 25,000.00. The foregoing amounts for service on committees shall apply solely if the respective committee met during the given fiscal year. The additional committee compensation is payable at the same time as the Supervisory Board compensation mentioned in paragraph (2).

(4)

The compensation payable to Supervisory Board members shall be pro-rated if they do not serve on the Supervisory Board during the entire fiscal year. If a member of the Supervisory Board does not serve in a position that is linked to an additional/higher level of compensation during the entire fiscal year, the foregoing sentence shall apply analogously to the compensation applicable to the respective position.

(5)

The Company shall insure members of the Supervisory Board at its own cost against civil law and criminal law-related claims in connection with the exercise of their mandates at an appropriate level (D&O) and assume the costs of the legal defence in connection with such claims as well as taxes possibly incurred on such cost.

(6)

Insofar as members of the Supervisory Board take on the necessary training and further education measures required for their tasks in accordance with the provisions of the German Corporate Governance Code, all costs related to these measures will be reimbursed by the Company.

§ 14

Confidentiality

Non-binding convenience translation

The members of the Supervisory Board are required to maintain secrecy regarding confidential data and secrets of the Company of which they become aware in connection with the performance of their duties as members of the Supervisory Board. This duty of secrecy also applies following their departure from office.

VI.

Annual General Meeting

§ 15

Place, Convening and Right of Participation

(1)

The Annual General Meeting shall be held in the town or city where the Company’s registered office is located or in any other German city with more than 100,000 inhabitants or in any other German city where a stock exchange is located.

(2)

The Annual General Meeting shall be convened by the Management Board if resolutions are to be adopted or if a convening is in the interest of the Company for other reasons. The Annual General Meeting which decides on the ratification of the acts of the Management Board and the Supervisory Board, the appropriation of profits, the election of the auditor and if necessary, the approval of the annual financial statements (Annual General Meeting) shall be held within the first six months of every fiscal year.

(3)	The notice of the Annual General Meeting shall be published via a single publication in the Federal Gazette. The German statutory provisions do apply for the notice period.

(4)

Every shareholder who has registered with the Company in accordance with the following requirements prior to the Annual General Meeting and has provided evidence to the Company of their right to participate in the Annual General Meeting and to exercise their voting right shall be entitled to participate in the Annual General Meeting and to exercise the voting right.

The registration shall be made in text form (section 126b BGB), in German or English, specifying the number of shares to which the registration refers. It must be received by the Company at the address specified to that end in the notice of the Annual General Meeting six days ahead of the Annual General Meeting. The notice of the Annual General Meeting may provide for a shorter deadline to be specified in days.

Proof of the shareholdings in text form (section 126b BGB) prepared by the depositary bank shall be sufficient and necessary for evidencing a shareholder’s right to participate in the Annual General Meeting and to exercise their voting right. Such proof is to relate to the beginning of the

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21st day prior to the meeting and must be received by the Company at the address notified for that purpose in the notice six days prior to the meeting. The notice of the Annual General Meeting may provide for a shorter deadline to be specified in days. The proof shall be provided in German or English.

(5)

The Management Board is authorised to make provisions such that shareholders may also participate in the Annual General Meeting without being physically present on site and without having to appoint a proxy, as well as to exercise all or some of their rights, in whole or in part, by means of electronic communications (online participation). The Management Board is further authorised to determine both the scope of and the procedure for participating online. These requirements shall be announced at the time the Annual General Meeting is convened.

(6)

The Management Board is entitled, but not obliged to disclose information on the Company’s homepage before the Annual General Meeting. The information disclosed has to be available over a period of at least seven days before the Annual General Meeting begins as the case may be. Furthermore it has to be continuously accessible during the Annual General Meeting.

(7)

The Management Board is authorised to enable shareholders to exercise their voting right in writing or by electronic means of communication without being physically present at the Annual General Meeting (postal voting). It can determine the details of the postal voting process. Should the Management Board make use of this authorisation, detailed information shall be provided in the notice of the Annual General Meeting.

§ 16

Chair in the Annual General Meeting, Transmission

(1)

The Annual General Meeting will be chaired by the Chairman of the Supervisory Board or by another member of the Supervisory Board designated by the Supervisory Board or by any other person designated to do so.

(2)

The Chairman of the meeting shall conduct the deliberations and determine the order of the items of the agenda as well as the nature and further details of voting. The Chairman of the meeting is authorised to restrict shareholders’ rights of asking questions or holding speeches to a suitable duration.

(3)	The Chairman of the Annual General Meeting is authorised to permit a partial or complete audiovisual broadcast of the Annual General Meeting using suitable electronic media.

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§ 17

Adoption of Resolutions in the Annual General Meeting

(1)	When votes are taken, each share confers one vote.

(2)

The voting right may be exercised by proxies. Granting and revoking the power of attorney by which a proxy is appointed, as well as evidencing the authorisation to the Company, must be made in text form unless required otherwise by law (Section 126b BGB). The notice of the Annual General Meeting may simplify the requirement as to the form. Section 135 AktG remains unaffected. The evidence of the authorisation may be sent to the Company by electronic communications to be further detailed in the notice of the Annual General Meeting.

(3)

Resolutions of the Annual General Meeting shall be passed by a simple majority of the votes cast and, where a capital majority is required, by a simple majority of the share capital represented when the vote is taken, unless otherwise required by law or the Articles of Association. A deletion or amendment of § 17 para 3 sentence 1 and sentence 2 of the Articles of Association requires a majority of at least three-quarters of the share capital represented when the vote is taken.

(4)

A simple majority vote shall be necessary for all elections of Supervisory Board members. In cases of elections involving two or more candidates, where no candidate receives an absolute majority of votes in the first round of voting, a runoff election shall be held between the two candidates who received the highest number of votes in the first round. A relative majority of votes suffices to win the second round of voting. If both candidates receive the same number of votes in the second round, the Chairman of the meeting shall draw lots to determine the winner.

(5)

The Management Board is authorised to enable shareholders to exercise their voting right in writing or by electronic means of communication without being physically present at the Annual General Meeting (postal voting). It may determine the details of such postal voting. These details shall be announced in the notice of Annual General Meeting.

VII.

Financial Statements and Appropriation of Distributable Profit

§ 18

Financial Statements and Appropriation of Distributable Profit

(1)	The Management Board shall prepare the annual financial statements (statement of financial condition and income statement), the management report, the consolidated financial statements and the Group

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management report for the previous fiscal year within the statutory periods and shall submit them to the Supervisory Board and to the auditors as soon as they have been prepared. At the same time, the Management Board shall present to the Supervisory Board the proposal of the Management Board for the resolution to be adopted by the Annual General Meeting on the appropriation of the distributable profit.

(2)

The Supervisory Board shall examine the annual financial statements, the management report, the proposal for the resolution on the appropriation of the distributable profit and the consolidated financial statements and Group management report and report the results of its examination in writing to the Annual General Meeting. The Supervisory Board shall submit the report within one month after the receipt of the proposals to the Management Board and declare at the end of the report whether or not it approves the annual financial statements and consolidated financial statements prepared by the Management Board. If the Supervisory Board approves the annual financial statements, the latter shall be deemed adopted.

(3)	The Annual General Meeting shall decide on the appropriation of the distributable profit resulting from the adopted annual financial statements.

VIII.

Final Provisions

§ 19

Amendments to the Wording of these Articles of Association

The Supervisory Board is empowered to amend the Articles of Association only in their wording.

§ 20

Formation Expenses

(1)

The Company shall bear the expenses in connection with its formation, entry into the commercial register and publications in this respect, up to the amount of €50,000.00. The same applies to costs of the above-mentioned type as well as consultancy expenses in connection with the transformation of the Company from the previous EVOTEC Biosystems GmbH.

(2)	The expense involved in forming Evotec SE by converting Evotec AG into a European public limited-liability company (SE) shall be borne by the Company up to an amount of € 200,000.00.

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